Exhibit 99.1
FOR IMMEDIATE RELEASE
FEBRUARY 23, 2006
FOR FURTHER INFORMATION
CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575
NORTHWEST INDIANA BANCORP INCREASES DIVIDEND
     Munster, Indiana — The NorthWest Indiana Bancorp, the holding company for Peoples Bank, announced today that the board of directors has declared a $0.02 (two cents) per share increase in its quarterly cash dividend paid to shareholders.
     The Bancorp’s new quarterly dividend of $0.35 (thirty five cents) per share represents a 6.1% increase over the previous dividend of $0.33 (thirty three cents) per share. The dividend will be paid to shareholders of record as of March 24, 2006 with payment made on April 5, 2006.
     David A. Bochnowski, Chairman and Chief Executive Officer noted that the Bancorp reported earnings of $6.7 million in 2005, which represents a 6.1% increase over the prior year. Bochnowski also stated that the Bancorp’s return on equity was 14.67% for 2005.
     “Our solid performance has permitted our board of directors to reward our shareholders with a dividend increase. We are proud of our record of nineteen consecutive years of increasing our dividend to our shareholders,” said David A. Bochnowski, Chairman and Chief Executive Officer.
     The NorthWest Indiana Bancorp stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank has offices in East Chicago, Dyer, Hammond, Hobart, Merrillville, Munster, and Schererville, Indiana. The Bank’s website at www.ibankpeoples.com provides information on the Bank’s products, services, interest rates and investor relations.
     “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, competition, and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.